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                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                  July 15, 1997


                                                                    EXHIBIT 8.1



Glenborough Realty Trust Incorporated
400 South El Camino Real
San Mateo, CA 94402-1708

Ladies and Gentlemen:

         We have acted as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company"), and Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), in connection with the issuance and sale by the Company of up to 6,300,000 shares (the "Firm Shares") of its common stock, par value $.001 per share (the "Common Stock"), plus up to an additional 945,000 shares (the "Additional Shares") of Common Stock which may be issued upon exercise of the Underwriters' over-allotment option, (the Firm Shares and the Additional Shares, collectively, the "Shares") pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") dated July 10, 1997, among the Company, the Operating Partnership, and the several underwriters named in Schedule I of the Underwriting Agreement (the "Underwriters"). The Shares are the subject of a Registration Statement (the "Registration Statement) filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). We have been requested to provide you with our opinion as to whether the Company currently is organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement.

         For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations contained in the certificate of the Company dated July 10, 1997 (the "Certificate"). We have neither investigated nor verified any of the statements and representations in the Certificate. We have also relied upon the accuracy of the Registration Statement.





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                      [MORRISON & FOERSTER LLP LETTERHEAD]


Glenborough Realty Trust Incorporated
July 15, 1997
Page 2

         Based upon such statements, representations and assumptions, and subject to, the next two succeeding paragraphs, we are of the opinion that, as of the date hereof, and for its taxable year ended December 31, 1996, the Company has operated in a manner that would qualify it as a REIT under the Code, and if it continues to operate in the same manner, it will continue to so qualify.

         Our opinion is based upon the documents referred to above and the current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. You should also be aware that opinions of counsel are not binding upon the Internal Revenue Service or the courts. Any change in applicable law, or any inaccuracy in the statements, representations and assumptions on which we have relied may affect the continuing validity of the opinion set forth herein.

         This opinion addresses only the operation of the Company in a manner that qualifies it as a REIT as of the date hereof and during the taxable year ended December 31, 1996. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,


                                          /s/ Morrison & Foerster LLP